Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com

FOR IMMEDIATE RELEASE

Chevron Issues Interim Update for First Quarter 2013

SAN RAMON, Calif., April 10, 2013 – Chevron Corporation (NYSE: CVX) today reported its interim update, which contains industry and company operating data for the first two months of the first quarter. Readers are advised that the commentary below compares results for the first two months of the first quarter 2013 to full fourth quarter 2012 results, unless indicated otherwise.

UPSTREAM

U.S. net oil-equivalent production decreased 11,000 barrels per day due to increased maintenance activity in the Gulf of Mexico. International net oil-equivalent production declined 21,000 barrels per day, largely reflecting the timing of cost recovery volumes under various production sharing contracts and weather-related downtime.

		2012
		1Q	2Q	3Q	4Q	2013 1Q thru Feb
U.S. Upstream
Net Production:
Liquids	MBD	456	461	440	462	453
Natural Gas	MMCFD	1,170	1,186	1,184	1,273	1,256
Total Oil-Equivalent	MBOED	651	659	637	674	663

Average Realizations:
Liquids	$/Bbl	101.93	97.46	90.77	90.67	94.07
Natural Gas	$/MCF	2.48	2.17	2.63	3.22	3.06
International Upstream
Net Production:
Liquids	MBD	1,338	1,317	1,249	1,333	1,301
Natural Gas	MMCFD	3,849	3,894	3,778	3,963	4,035
Total Oil Equivalent	MBOED	1,980	1,965	1,879	1,994	1,973

Average Realizations:
Liquids	$/Bbl	110.03	99.21	98.20	99.93	104.27
Natural Gas	$/MCF	5.88	6.10	6.03	5.97	6.03

-MORE-

DOWNSTREAM

U.S. refinery crude-input volumes decreased by 145,000 barrels per day largely due to planned maintenance at the Pascagoula, Mississippi refinery. International refinery crude-input volumes declined 61,000 barrels per day, reflecting increased maintenance activities at multiple refineries.

		2012
		1Q	2Q	3Q	4Q	2013 1Q thru Feb
Volumes:	MBD
U.S. Refinery Input		926	928	779	702	557
Int’l Refinery Input (1)		779	870	909	918	857
U.S. Branded Mogas Sales		505	521	519	507	491

Refining Market Indicators:	$/Bbl
U.S. West Coast – Blended 5-3-2 (2)		19.63	21.23	24.43	19.54	22.44
U.S. Gulf Coast – Maya/Mars 5-3-2 (2)		18.24	22.97	25.92	19.93	19.06
Singapore – Dubai 3-1-1-1		9.73	9.30	10.77	7.17	9.27

Marketing Market Indicators:	$/Bbl
U.S. West – Weighted DTW to Spot		4.16	10.14	5.74	8.85	3.77
U.S. East – Houston Mogas Rack to Spot		3.90	5.10	3.99	5.21	4.97
Asia-Pacific (2)		9.50	11.73	9.58	10.26	10.50

(1) As of June 2012, Star Petroleum Refining Company crude-input volumes are reported on a consolidated basis. Prior to June 2012, crude-input volumes are reported on a net interest basis.

(2) The bases for U.S. refining and Asia Pacific marketing indicators were revised to reflect margin components more closely aligned to Chevron’s refinery inputs and outputs and marketing portfolio.

ADDITIONAL ITEMS

The table that follows includes the estimated ranges of select additional items in the full quarter.

$MM	1Q 2013	Comments
Foreign Exchange	$250 - $350	Primarily balance sheet translation effects
“All Other” Segment	$(400) - $(500)

# # #

NOTICE

Chevron’s discussion of first quarter 2013 earnings with security analysts will take place on Friday, April 26, 2013, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events & Presentations” in the “Investors” section on the website.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION

FOR THE PURPOSE OF “SAFE HARBOR’’ PROVISIONS OF THE

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This interim update of Chevron Corporation contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “outlook” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this interim update. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments required by existing or future environmental regulations and litigation; significant investment or product changes required by existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 28 through 30 of the company’s 2012 Annual Report on Form 10-K. In addition, such results could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this interim update could also have material adverse effects on forward-looking statements.